As filed with the Securities and Exchange Commission on January 6, 2010

REGISTRATION NO. 333-__________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHANTICLEER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8742	20-2932652

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11220 Elm Lane, Suite 103
Charlotte, NC  28277
(704) 366-5122
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive officers)

Michael D. Pruitt
Chief Executive Officer
11220 Elm Lane, Suite 103
Charlotte, NC  28277
(704) 366-5122
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Joel D. Mayersohn, Esq.
Clint J. Gage, Esq.
Roetzel & Andress
350 East Las Olas Blvd., Ste. 1150
Fort Lauderdale, FL 33301
(954) 462-4150

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Non-transferable subscription rights, each to purchase a Class A Warrant to purchase one share of our common stock and a Class B Warrant to purchase one share of our common stock (2)	—	—	—	—

Common stock, no par value, underlying the Class A Warrants(3)	1,270,959	$5.50	$6,990,275	$812

Common stock, no par value, underlying the Class B Warrants(4)	1,270,959	$7.00	$8,896,713	$1,033

Total			$15,886,988	$1,845

(1)	This registration statement relates to (a) the subscription rights to purchase warrants, and (b) shares of our common stock that are deliverable upon exercise of the warrants.

(2)
The subscription rights are being issued without consideration.  Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum exercise price of $5.50.

(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum exercise price of $7.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated January 6, 2010

Preliminary Prospectus

CHANTICLEER HOLDINGS, INC.

Warrants to purchase up to 2,541918 Shares of Common Stock
Issuable Upon Exercise of Nontransferable Rights to Subscribe for such Warrants

We are distributing, at no charge to the holders of our common stock as of 5:00 p.m., Charlotte, NC time, on __________, 2010 (the “Record Date”), non-transferable subscription rights to subscribe for class a warrants (“Class A Offered Warrants”) and class B warrants (“Class B Offered Warrants”, and together with the Class A Offered Warrants the “Offered Warrants”) to purchase shares of our common stock. Our shareholders will receive one non-transferable subscription right for every share of our common stock held as of the Record Date. Pursuant to the terms of this offering, if all rights are exercised, we will receive $50,838 of subscription proceeds.

Each non-transferable subscription right entitles the holder to subscribe for one Class A Offered Warrant to purchase one share of our common stock at $5.50 for a period of 5 years following __________, 2011, and one Class B Warrant to purchase one share of our common stock at $7.00 for a period of 5 years following __________, 2011, which we refer to as the subscription right.  Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights to purchase Offered Warrants  that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities beneficially owning in excess of nine and 9/10 percent (9.90%) of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., Charlotte, NC time, on __________, 201___, which date we refer to as the expiration date.  We may extend the expiration date for up to an additional 30 trading days in our sole discretion.  Any subscription rights not exercised by the expiration date will expire worthless without any payment to the holders of those unexercised subscription rights.  There is no minimum subscription amount required for consummation of this rights offering.

You should carefully consider whether to exercise your subscription rights before the expiration date.  All exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.  Our board of directors may cancel, modify, or amend this rights offering at any time prior to the expiration date for any reason.  In the event that we cancel the rights offering, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Investing in our securities involves a high degree of risk.  In addition, your holdings of common stock in our company will be diluted if you do not exercise the full amount of your subscription rights.  You should read “Risk Factors” beginning on page ___ of this prospectus and all other information included or incorporated by reference in this prospectus before deciding whether to exercise your rights.

Our common stock is quoted on the OTCBB under the symbol “CCLR.”  The shares of common stock issued pursuant to the terms of the Offered Warrants  will also be quoted on the OTCBB under the same “CCLR” symbol.  The last reported sale price of our common stock on December 29, 2010 was $4.00 per share.  The subscription rights are non-transferable.  The Offered Warrants to be issued pursuant to this offering are non-transferable following their issuance through their expiration date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the information incorporated by reference herein.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January __, 2010

Unless the context otherwise requires, all references to “Chanticleer” “we,” “us,” “our,” “our company,” or similar language in this prospectus refer to Chanticleer Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement to this prospectus, including any free writing prospectus that we use in connection with this offering.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find Additional Information.”  We are not making an offer of these securities in any jurisdiction where the offer is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

You should not assume that the information appearing in this prospectus or documents incorporated herein by reference is accurate as of any date other than the dates on the front of those documents, regardless of the time of delivery of this prospectus, the time of any exercise of the subscription rights or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus and the documents incorporated herein by reference from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not generally sought the consent of the sources to refer to their reports appearing in this prospectus or the documents incorporated herein by reference.

This prospectus and the documents incorporated herein by reference contain trademarks, tradenames, service marks and service names of Chanticleer Holdings, Inc.

TABLE OF CONTENTS

Questions and Answers About the Rights Offering	5
Prospectus Summary	10
Special Note Regarding Forward-Looking Statements	13
Risk Factors	14
The Rights Offering	20
Use of Proceeds	25
Selected Financial Data	25
Quarterly Financial Data	26
Capitalization	27
Dilution	___
Market for Common Stock and Related Shareholder Matters	27
Dividend Policy	28
Description of Securities	28
Description of Offered Warrants	29
Material U.S. Federal Income Tax Considerations	29
The Public Offering of Unsubscribed Shares of Offered Common Stock and Offered Warrants	___
Information with Respect to Registrant	32
Business	32
Properties	35
Legal Proceedings	35
Management’s Discussion and Analysis of Financial Condition and Results of Operations	35
Quantitative and Qualitative Disclosures about Market Risk	41
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	41
Director and Executive Officers	41
Executive Compensation	43
Security Ownership of Certain Beneficial Owners	44
Security Ownership of Management	___
Certain Relationships and Related Transactions	45
Plan of Distribution	46
Transfer Agent and Registrar	47
Legal Matters	47
Experts	47
Where You Can Find Additional Information	47

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering.  The answers are based on selected information from this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus and the information incorporated herein by reference contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

Exercising the subscription rights and investing in our securities involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page ___  of this prospectus and all other information included in this prospectus and in the documents incorporated herein by reference in its entirety before you decide whether to exercise your subscription rights.

Q:	What is a rights offering?

A:            A rights offering is a distribution of subscription rights on a pro rata basis to all existing common shareholders of a company.  We are distributing to holders of our common stock, at no charge, as of the close of business on the Record Date (__________, 20___), subscription rights to purchase up to an aggregate of 2,541,918 Offered Warrants. You will receive one subscription right for every share of our common stock you own at the close of business on the Record Date. The subscription rights will be evidenced by subscription rights certificates, which will be distributed to the record holders of our common stock.

Q:	Why are you undertaking the rights offering?

A:            We are making the rights offering to raise funds for general corporate purposes, including working capital.  Our board of directors has elected a rights offering over other types of financings because a rights offering provides our existing shareholders the opportunity to participate in this offering, and our board of directors believes this creates less percentage dilution of shareholder ownership interest in our company than if we issued shares to new investors.

Q:	How much money will Chanticleer raise as a result of the rights offering?

A:            Assuming the maximum offering amount of $50,838 of subscription proceeds, we estimate that the net proceeds from the rights offering will be approximately $___, after deducting expenses related to this offering payable by us estimated at approximately $___.  We may decide to close the rights offering and accept such proceeds of the subscription rights as we have received as of the expiration date of the rights offering even if such amount is less than the maximum offering amount.  See “Risk Factors — Completion of this offering is not subject to us raising a minimum offering amount and proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.”

Q:	What is a subscription right?

A:            Each subscription right entitles the holder of the subscription right the opportunity to purchase one Class A Offered Warrant and one Class B Offered Warrant at the exercise price of $0.04.  The Class A Offered Warrant entitles the holder to purchase one share of our common stock at $5.50, for a period of 5 years following __________, 2011.   The Class B Offered Warrant entitles the holder to purchase one share of our common stock at $7.00, for a period of 5 years following __________, 2011.  The subscription rights are non-transferable.  The Offered Warrants to be issued pursuant to this offering are non-transferable following their issuance and through their expiration date.

A holder may exercise any number of his subscription rights or he may choose not to exercise any subscription rights at all.

For example, if you own 1,000 shares of our common stock on the Record Date, you will be granted one subscription right for every share of our common stock you own at that time, representing the right to subscribe for Class A Offered Warrants to purchase up to an aggregate of 1,000 shares of our common stock and Class B Offered Warrants to purchase up to an aggregate of 1,000 shares of our common stock.  If you hold your shares in the name of a broker dealer, custodian bank, trustee or other nominee who uses the services of the Depository Trust Company, or DTC, then DTC will issue one right to the nominee for every share of our common stock you own at the Record Date.

Q.	Will our officers, directors and significant shareholders be exercising their subscription rights?

A:            Our officers, directors and greater than 5% beneficial shareholders may participate in this offering at the same subscription price per share as all other purchasers, but none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate.

Q:	Will the subscription rights and Offered Warrants that I receive upon exercise of my subscription rights be tradable on the OTCBB?

A:            Our common stock is currently traded on the OTCBB under the symbol “CCLR”.  The subscription rights are non-transferable and will not be traded. The Offered Warrants to be issued pursuant to this offering will be non-transferable following their issuance and through their expiration date, and will not be traded. The common stock underlying the Offered Warrants, upon issuance, will be traded on the OTCBB under the symbol “CCLR”.

Q:	How do I exercise my subscription right?

A:            You may exercise your subscription rights by properly completing and signing your subscription rights certificate if you are a record holder of our common stock or by properly completing the subscription documents received from your bank or broker-dealer if your shares of common stock are held in street name.  Your subscription rights certificate, or properly completed subscription documents, as the case may be, together with full payment of the subscription price, must be received by Routh Stock Transfer, Inc., the subscription agent for this rights offering, by 5:00 p.m., Charlotte, NC time, on or prior to the expiration date of the rights offering.  We sometimes refer to Routh Stock Transfer, Inc. in this prospectus as the subscription agent. Routh Stock Transfer, Inc. is also the transfer agent and registrar for our common stock. All funds received by the subscription agent from the exercise of  subscription rights  that are not fulfilled will be returned to investors, without interest, as soon as practicable after the rights offering has expired.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents  relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Q:	Am I required to subscribe in the rights offering?

A:           No.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  If you choose not to exercise your subscription rights in full, however, the relative percentage of our common stock that you own will substantially decrease, and your voting and other rights will be substantially diluted.

Q:	What happens if I choose not to exercise my subscription rights?

A:            You will retain your current number of shares of our common stock even if you do not exercise your subscription rights.  However, if you do not exercise your  subscription right in full, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their subscription rights.

Q:	Are there any limits on the number of Offered Warrants I may purchase in the rights offering or own as a result of the rights offering?

A.             No.  You may exercise subscription rights to purchase any or all of the Offered Warrants underlying your subscription rights.

Q:	Are there any limits on the number of Offered Warrants I may exercise?

A.           Yes.  Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise Offered Warrants resulting in the issuance of shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 9.9% of our issued and outstanding shares of common stock following said exercises.  See “The Rights Offering — Limit on How Many Offered Warrants You May Exercise in the Rights Offering.”

Q:	When will the rights offering expire?

A:            The subscription rights will expire, if not exercised, at 5:00 p.m., Charlotte, NC time, on __________, 20___, unless we decide to terminate the rights offering earlier or extend the expiration date for up to an additional 30 trading days in our sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your subscription rights.  Any subscription rights not exercised at or before that time will expire without any payment to the holders of those unexercised subscription rights.  See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments, and Termination.”  The subscription agent must actually receive all required documents and payments before that time and date.

Q:	May I transfer or sell my subscription rights if I do not want to purchase my shares?

A:            No.  You may not sell or transfer the subscription rights because they are non-transferable.

Q:	Will Chanticleer be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

A:            No.  There is no minimum subscription requirement to consummate the rights offering.

Q:	Are there risks in exercising my subscription rights?

A:            Yes.  The exercise of your subscription rights (and the resulting ownership of our common stock) involves a high degree of risk.  Exercising your subscription rights means buying Offered Warrants and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus and in the documents incorporated herein by reference before deciding to exercise your subscription rights.

Q:	Can the board of directors cancel or terminate the rights offering?

A:            Yes.  Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason before the expiration date.  If our board of directors cancels or terminates the rights offering, we will issue a press release notifying shareholders of the cancellation or termination, and any money received from subscribing holders of rights will be returned as soon as practicable, without interest.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:            No.  All exercises of subscription rights are irrevocable.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription right.  You should not exercise your subscription right unless you are certain that you wish to purchase Offered Warrants at the subscription price of $0.04 for one Class A Offered Warrant and one Class B Offered Warrant.

Q:	If the rights offering is not completed, will my subscription payment be refunded to me?

A.            Yes.  The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering.  If the rights offering is not completed, all subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.  If you own shares of common stock in “street name,” it may take longer for you to receive payment because the subscription agent will return payments to the record holder of your shares of common stock.

Q:	What should I do if I want to participate in the rights offering but my shares of common stock are held in the name of my broker dealer, custodian bank, trustee or other nominee?

A:            Beneficial owners of our shares of common stock that are held by a nominee, such as a broker, dealer custodian bank or trustee, must contact that nominee to exercise their subscription rights.  In that case, the nominee will exercise the subscription rights on behalf of the beneficial owner and arrange for proper payment.

If you wish to purchase Offered Warrants through the rights offering, please promptly contact your broker, dealer, custodian bank, or other nominee that is the record holder of your shares of common stock.  We will ask your record holder to notify you of the rights offering.  You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

Q:	What should I do if I want to participate in the rights offering, but I am a shareholder with a foreign address?

A:            Subscription rights certificates will not be mailed to foreign shareholders whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO).  If you are a foreign shareholder you will be sent written notice of this offering.  The subscription agent will hold your subscription rights, subject to you making satisfactory arrangements with the subscription agent for the exercise of your subscription rights, and follow your instructions for the exercise of the subscription rights if such instructions are received by the subscription agent at or before 5:00 p.m., Charlotte, NC time, on __________, 20___, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date).  If no instructions are received by the subscription agent by that time, your subscription rights will expire worthless without any payment to you of those unexercised subscription rights.

Q:	Will I be charged a fee or a sales commission if I exercise my subscription rights?

A:            We will not charge any fee or sales commission to subscription rights holders for exercising their subscription rights (other than the subscription price).  However, if you exercise your subscription rights through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Q:	Is a recommendation to shareholders regarding the rights offering being made?

A:            No.  Neither we, our board of directors, nor the subscription agent are making any recommendation as to whether or not you should exercise your subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested.  We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, the terms of this rights offering, and the information in, or incorporated by reference into, this prospectus.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our Offered Warrants and underlying common stock.

Q:	How was the $0.04 subscription price established?

A:            The subscription price per Offered Warrant for the rights offering was set by our board of directors. In determining the subscription price, our board of directors also considered, among other things, our cash needs, the terms and expenses of this offering relative to other alternatives for raising capital (including fees payable to our advisors), the price at which our shareholders might be willing to participate in the rights offering, and the size of this offering and the general condition of the securities market.  Based upon the factors described above, our board of directors determined that the subscription price represented an appropriate subscription price.

Q:	What are the material U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:            A holder of common stock should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering.  However, if this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you. You should consult your own tax advisor as to the particular consequences to you of the rights offering.  For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Q:	If I exercise my subscription rights, when will I receive Offered Warrants purchased in the rights offering?

A:            If your shares are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on your behalf or on behalf of your broker, dealer, custodian bank, trustee or other nominee, you will have any Offered Warrants that you acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other shareholders, Offered Warrants acquired will be mailed to such shareholders. Any such mailing or crediting will occur as soon as practicable after the rights offering has expired, and payment for the Offered Warrants subscribed for has cleared.

Q:	Who is the subscription agent for the rights offering and to whom should I send my forms and payment?

A:            The subscription agent is Routh Stock Transfer, Inc.  If your shares of common stock are held in the name of a broker, dealer, or other nominee, then you should send your applicable subscription documents to your broker, dealer, or other nominee.  If you are a record holder, then you should send your applicable subscription documents, by overnight delivery, first class mail or courier service to:  Routh Stock Transfer, Inc., 6860 North Dallas Parkway, Suite 200, Plano, Texas 75024.

We will pay the fees and expenses of the subscription agent and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with the rights offering.

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, subscription rights certificate, and payment.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q:	What should I do if I have other questions?

A:            If you have any questions or need further information about this rights offering, please call _____, our _____, at 704-366-5122.  You may also email the foregoing individual at www.___.com.

PROSPECTUS SUMMARY

This prospectus summary contains basic information about us and this rights offering.  Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights.  To understand this offering fully, you should carefully read this entire prospectus, including the “Risk Factors” section, and the documents incorporated herein by reference.  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement or incorporated by reference into this registration statement.

Corporate Information

Our principal executive offices are located at 11220 Elm Lane, Suite 103, Charlotte, NC  28277.   Our web site is www.chanticleerholdings.com.  Information on our website is not incorporated in this prospectus and is not a part of this prospectus.

Summary of this Rights Offering

Securities Offered
We are distributing, at no charge, to the holders of our common stock as of the Record Date, 5:00 p.m., Charlotte, NC time, on __________, 2011, non-transferable subscription rights to subscribe for Offered Warrants to purchase shares of common stock.  We will distribute one right to the holder of record of every share of common stock that is held by the holder of record on the Record Date, or, in the case of shares held of record by brokers, dealers, custodian banks, or other nominees, as a beneficial owner of such shares. We anticipate that the total purchase price for the securities sold in this rights offering will be up to $50,838. No assurances can be given, however, as to the level of participation in this rights offering.

Subscription Right
Each non-transferable subscription right entitles the holder to subscribe for one Class A Offered Warrant to purchase one share of our common stock at $5.50 for a period of 5 years following __________, 2011, and one Class B Offered Warrant to purchase one share of our common stock at $7.00 for a period of 5 years following __________, 2011, which we refer to as the subscription right.

Limitation on Exercise of Offered Warrants
Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise Offered Warrants to purchase shares of our common stock that, when aggregated with their existing ownership of common stock, would result in such person or entity, together with any related persons or entities, owning in excess of nine and 9/10 percent (9.90%) of our issued and outstanding shares of common stock following said exercise.  See “The Rights Offering — Limit on How Many Offered Warrants You May Exercise in the Rights Offering.”

Record Date	5:00 p.m., Charlotte, NC time, on __________, 2011.

Commencement Date of Subscription Period	5:00 p.m., Charlotte, NC time, on __________, 2011.

Expiration of the Rights Offering
5:00 p.m., Charlotte, NC time, on __________, 2011, unless extended by us as described below in this summary under “—Extension, Cancellation and Amendment.”  Any subscription rights not exercised at or before the expiration date and time will have no value and expire without any payment to the holders of those unexercised subscription rights.  To exercise subscription rights, the subscription agent must actually receive all required documents and payments before the expiration date and time.

Subscription Price
$0.04 for one Class A Offered Warrant and one Class B Offered Warrant, payable in immediately available funds. To be effective, any payment related to the exercise of the right must clear prior to the expiration of the rights offering.

Use of Proceeds	The proceeds from the rights offering, less fees and expenses incurred by us in connection with the rights offering, are intended to be used for general corporate purposes, including working capital.

Non-Transferability of Subscription Rights	The subscription rights may not be transferred or assigned at any time during or after the subscription period.

Non-Transferability of Offered Warrants	The Offered Warrants to be issued pursuant to this offering may not be transferred or assigned at any time.

No Recommendation
Our board of directors makes no recommendation to you about whether you should exercise or let expire any of your subscription rights.  You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise or let expire any of your subscription rights.  We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing Offered Warrants at the subscription price will be able to sell the underlying shares of common stock at the same price or a higher price.  You are urged to make your decision based on your own assessment of our business and this rights offering.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock and “The Rights Offering—Reason for the Rights Offering; Determination of Offering Price.”

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of subscription rights by the expiration date.

Maximum Offering Size	If this offering is fully subscribed we will raise $50,838 of subscription proceeds.

No Revocation
If you exercise any of your subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.  You should not exercise your subscription rights unless you are sure that you wish to purchase Offered Warrants.  Once you exercise your subscription rights, you cannot revoke the exercise of your subscription rights even if you later learn information that you consider to be unfavorable.

Material U.S. Federal Income Tax Considerations
A holder of common stock should not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt, exercise or expiration of subscription rights in the rights offering.  However, if this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you. You should consult your own tax advisor as to the particular tax consequences to you of the receipt, exercise or expiration of the subscription rights in light of your particular circumstances.  For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Extension, Cancellation and Amendment
Extension.  Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your subscription rights.  Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., Charlotte, NC time, on the next business day following the previously scheduled expiration date.

Cancellation.  We may cancel the rights offering at any time and for any reason prior to the expiration date.  Any cancellation of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., Charlotte, NC time, on the next business day following the cancellation.  In the event that we cancel this rights offering, all subscription payments that the subscription agent has received will be returned, without interest or deduction, as soon as practicable.

Amendment. We reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Procedure for Exercising Subscription Rights	To exercise your subscription rights, you must take the following steps:

●
If you are a registered holder of our common stock the subscription agent must receive your payment for each Offered Warrant subscribed for pursuant to your subscription right at the initial subscription price of $0.04 for one Class A Offered Warrant and one Class B Offered Warrant, and properly completed subscription rights certificate before 5:00 p.m., Charlotte, NC time, on _____, 2011.  You may deliver the documents and payments by mail or commercial carrier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

●
If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 p.m., Charlotte, NC time, on _____, 2011.

●
If you wish to purchase Offered Warrants through the rights offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares. We will ask your record holder to notify you of the rights offering.  You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

Foreign Stockholders
We will not mail subscription rights certificates to foreign shareholders whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office.  The subscription agent will hold the subscription rights certificates for such holder’s account.  To exercise subscription rights, stockholders with such addresses must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Shareholders.”

Subscription Agent	The subscription agent for the rights offering is our transfer agent, Routh Stock Transfer, Inc.___

Information on Rights Offering	If you have any questions or need further information about this rights offering, please call _____, our _____, at 704-366-5122 or by e-mail to _____.

Shares Outstanding Before this Rights Offering
1,270,959 shares of our common stock were outstanding as of December 31, 2010, the date of this prospectus (which excludes the shares underlying the Offered Warrants being issued as part of this offering and outstanding options and warrants).

Shares Outstanding after Completion of this Rights Offering
Up to 3,812,877 shares of our common stock will be outstanding, assuming the maximum offering amount is subscribed for pursuant to this rights offering and all Offered Warrants are fully exercised.  These amounts exclude other outstanding options and warrants.

Risk Factors
Investing in our Offered Warrants  involves a high degree of risk.  Shareholders considering making an investment in our Offered Warrants should carefully read the section entitled “Risk Factors” and all other information included in this prospectus and in the documents incorporated herein by reference in its entirety.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.

Trading Symbols	Common Stock. Our common stock is quoted on the OTCBB under the symbol “CCLR.” The shares underlying the Offered Warrants will also be quoted on the OTCBB under the same symbol.

Subscription Rights. The subscription rights are not transferable either during or after the subscription period.

Offered Warrants. The Offered Warrants to be issued pursuant to this offering are not transferable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain forward-looking statements regarding, among other things, the anticipated financial and operating results of our company.  For this purpose, forward-looking statements are any statements contained herein and in the documents incorporated by reference herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate,” “could,” “should,” “would,” “likely,” “may,” “will,”  “plan,” “intend,” “believes,” “expects,” “anticipates,” “projected,” or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward looking information is based on various factors and was derived using numerous assumptions.  Important factors that could cause our company’s actual results to differ materially from those projected, include, for example:

•	general economic, market or business conditions;

•	our ability to generate sufficient sales to generate operating profits, or to sell products at a profit;

•	the ability of our company to raise funds in the future through sales of securities;

•	whether our company is able to enter into binding agreements with third parties to assist in product or network development;

•	the ability of our company to commercialize its developmental products, or if actually commercialized, to obtain commercial acceptance thereof;

•	the ability of our company to compete with its competitors to obtain market share;

•	the ability of our company to obtain sufficient funds through operations or otherwise to repay its debt obligations, or to fund development and marketing of its products;

•	the ability of our company to satisfy its trade obligations included in accounts payable and accrued liabilities;

•
the ability of our company to predict or estimate its future quarterly or annual revenues and expenses given the developing and unpredictable market for its products and the lack of established revenues;

•	the ability of a key customer to reduce or delay purchasing products from our company; and

•
as a result of the slowdown in the economy and/or the tightening of the capital and credit markets, our customers may modify, delay or cancel plans to purchase our products or services, and suppliers may increase their prices, reduce their output or change their terms of sale.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described above and in the “Risk Factors” section of this prospectus and the documents incorporated herein by reference.  We cannot assure you that we have identified all the factors that create uncertainties.  Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.  Readers should not place undue reliance on forward-looking statements.

Any forward-looking statement made by us in this prospectus or in the documents incorporated by reference herein speaks only as of the date of such document. Unless required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our Offered Warrants involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described below, which are incorporated herein by reference, and other information included in this prospectus and incorporated herein by reference. The risks described below and in the information incorporated herein by reference are not the only risks involved in an investment in our Offered Warrants. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks described below or in the information incorporated herein by reference actually occur, our business, results of operations, and financial condition could suffer materially. In that event, the trading price and market value of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to the Rights Offering

Your interest in our company may be diluted as a result of this rights offering.

Shareholders who do not fully exercise their subscription rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their subscription rights. Further, the shares of common stock issuable upon the exercise of the Offered Warrants will dilute the ownership interest of shareholders not participating in this offering who have not exercised the subscription rights they receive.

Completion of this rights offering is not subject to us raising a minimum offering amount.

Completion of this offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that continues to require capital.

This rights offering may cause the trading price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this rights offering is completed, may result in an immediate decrease in the market value of our common stock.  This decrease may continue after the completion of this rights offering.  We cannot predict the effect, if any, that the availability of shares for future sale, represented by the Offered Warrants issued in connection with the rights offering, will have on the market price of our common stock from time to time. Further, if a substantial number of subscription rights are exercised and the holders of the Offered Warrants exercise them and choose to sell some or all of the shares underlying the Offered Warrants, the resulting sales could depress the market price of our common stock.  Following the exercise of your subscription rights and Offered Warrants, you may not be able to sell your common stock at a price equal to or greater than the exercise price.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies as soon as practicable.

We may decide, in our sole discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date.  If this offering is cancelled or terminated, we will have no obligation with respect to subscription rights that have been exercised except to return as soon as practicable, without interest, the subscription payments deposited with the subscription agent.  If we terminate this offering and you have not exercised any subscription rights, such subscription rights will expire worthless.

Our common stock price may be volatile as a result of this rights offering.

The trading price of our common stock may fluctuate substantially depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time, including increased volatility due to the worldwide credit and financial markets crisis;

•	significant volatility in the market price and trading volume of our securities, including increased volatility due to the worldwide credit and financial markets crisis;

•	actual or anticipated changes or fluctuations in our operating results and cash flow;

•	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

•	general economic and market conditions and trends;

•	competitive factors;

•	announcement of technological innovations that affect our products, customers, competitors or markets,

•	availability for resale of our shares issuable upon exercise of the warrants and options;

•	loss of key supplier or customer relationships; or

•	departures of key personnel.

Additionally, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the trading price and market value of our common stock.

We cannot assure you that the trading price of our common stock will not decline after you elect to exercise your subscription rights.

Because we do not have any formal commitments from any of our stockholders to participate in the rights offering, the net proceeds we receive from the rights offering may be lower than we currently anticipate.

We do not have any formal commitments from any of our stockholders to participate in the rights offering, and we cannot assure you that any of our stockholders will exercise all or any part of their subscription right. If our stockholders and third parties that may acquire subscription rights subscribe for fewer shares of our common stock than we currently anticipate, the net proceeds we receive from the rights offering could be significantly lower than we currently expect.

The subscription price determined for this offering is not an indication of the fair value of our Offered Warrants.

The subscription price of $0.04 for one Class A Offered Warrant and one Class B Offered Warrant does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the fair value of our Offered Warrants.

We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds effectively.

Although we plan to use the proceeds of this offering for general corporate purposes, including working capital, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used.  Our discretion is not limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.”  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering.  Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of subscription rights may be rejected.

Holders of subscription rights who desire to purchase Offered Warrants in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Charlotte, NC time, on the expiration date, unless extended.  If you are a beneficial owner of shares of common stock and you wish to exercise your subscription rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the subscription rights granted in this offering that you beneficially own prior to 5:00 p.m., Charlotte, NC time on the expiration date, as may be extended.  We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Charlotte, NC time, on the expiration date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for Offered Warrants to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days.  If you choose to exercise your subscription rights, in whole or in part, and to pay for Offered Warrants by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the Offered Warrants you wish to purchase.

The receipt of subscription rights may be treated as a taxable distribution to you.

The distribution of the subscription rights in this rights offering should be a non-taxable distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Please see the discussion on the “Material U.S. Federal Income Tax Considerations” below.  This position is not binding on the IRS, or the courts, however.  If this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights.  Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.  Each holder of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.

Absence of a public trading market for the Offered Warrants.

The Offered Warrants are non-transferable, and therefore there is no established trading market for the Offered Warrants to be issued pursuant to this offering.

Since the Offered Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Offered Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Offered Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Offered Warrants or may receive an amount less than they would be entitled to if they had exercised their Offered Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

There can be no assurance that we can maintain an effective registration statement covering the shares of common stock underlying the Offered Warrants, and in such event, the shares could not be sold in the open market unless subsequently registered or pursuant to an exemption from registration.

The Offered Warrants are exercisable at any time during the period from _____, 2011 through _____, 2016. There can be no assurance that we will be able to maintain an effective registration statement covering the shares underlying the Offered Warrants at all times during the exercise period. Upon issuance, the shares of common stock could only be sold in the open market if there is an effective registration statement covering the shares. If the shares would not be covered by an effective registration statement at the time of issuance, the shares would constitute restricted securities and could only be sold pursuant to an exemption from registration under the Securities Act of 1933, such as Rule 144, or if subsequently registered under the Act. Pursuant to Rule 144, the holder of the shares who is not affiliated with the company may not sell the shares on the open market until six months following the date of issuance.

Risks Relating to Our Business

Our existence is dependent on our ability to raise capital that may not be available.

There can be no assurance that our business will prove financially profitable or generate sufficient revenues to cover our expenses. From inception, we have generated funds primarily through the sale of securities. Although we believe that we have adequate existing resources to provide for our funding requirements through at least _____, 201__, there can be no assurances that we will be able to continue to generate sufficient funds thereafter.  Even with the proceeds of this offering, if any, subsequent to _____, 20__, our inability to obtain additional needed funding can have a material adverse effect on our operations and our ability to achieve profitability. If we fail to generate increased revenues or fail to sell additional securities, you may lose all or a substantial portion of your investment.

We may be required to incur further debt to meet future capital requirements of our business. Should we be required to incur additional debt, the restrictions imposed by the terms of such debt could adversely affect our financial condition and our ability to respond to changes in our business.

If we incur additional debt, we may be subject to the following risks:

•	our vulnerability to adverse economic conditions and competitive pressures may be heightened;
•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited;
•	our debt covenants may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;
•
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

•	the covenants contained in the agreements governing our outstanding indebtedness may limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;
•	a significant portion of our cash flows could be used to service our indebtedness;
•	we may be sensitive to fluctuations in interest rates if any of our debt obligations are subject to variable interest rates; and
•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

We cannot assure you that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot assure you that additional financing will be available when required or, if available, will be on terms satisfactory to us.

Current conditions in the global financial markets and the distressed economy may materially adversely affect our business, results of operations and ability to raise capital.

Our business and results of operations may be materially affected by conditions in the financial markets and the economy generally. The stress being experienced by global financial markets that began in late 2007 continued and substantially increased during 2008 and into 2009. The volatility and disruption in the financial markets have reached unprecedented levels. The availability and cost of credit has been materially affected. These factors, combined with volatile oil prices, depressed home prices and increasing foreclosures, falling equity market values, declining business and consumer confidence and the risks of increased inflation and unemployment, have precipitated an economic slowdown and severe recession. These events and the continuing market upheavals may have an adverse effect on us, our suppliers and our customers. The demand for our products could be adversely affected in an economic downturn and our revenues may decline under such circumstances.

Furthermore, the fixed-income markets are experiencing a period of both extreme volatility and limited market liquidity, which has affected a broad range of asset classes and sectors. Equity markets have also been experiencing heightened volatility. We may find it difficult, or we may not be able, to access the credit or equity markets, or we may experience higher funding costs as a result of the current adverse market conditions. Continued instability in these markets may limit our ability to access the capital we require to fund and grow our business.

We depend on our key personnel and if they would leave us, our business could be adversely affected.

We are dependent on key management personnel, particularly the Chairman and Chief Executive Officer, Michael D. Pruitt. The loss of services of Mr. Pruitt or other executive officers would dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

•	they have specialized knowledge about our company and operations;
•	they have specialized skills that are important to our operations; or
•	they would be particularly difficult to replace.

We do not have employment agreements with any of our officers.

Risks Related to Our Common Stock

We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

Our board of directors does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends and there can be no assurance that cash dividends will ever be paid on our common stock.

We may issue additional shares of our common stock, which could depress the market price of our common stock and dilute your ownership.

As of _____, 2011, we had issued and outstanding options to purchase ___ shares of our common stock and warrants to purchase ___ shares of our common stock. None of the shares underlying of these options and warrants have been registered and may be freely sold. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well. Furthermore, the issuance of any additional shares of our common stock, including those pursuant to the Offered Warrants subject to this offering, or securities convertible into our common stock could be substantially dilutive to holders of our common stock if they do not invest in future offerings.

Our stock price may be volatile.

The trading price of our common stock is expected to be subject to significant fluctuations in response to various factors including, but not limited to, the following:

•	quarterly variations in operating results and achievement of key business metrics;
•	changes in earnings estimates by securities analysts, if any;
•	any differences between reported results and securities analysts’ published or unpublished expectations;
•	announcements of new contracts or service offerings by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;
•	shares being sold pursuant to Rule 144 or upon exercise of warrants;
•	our ability to obtain working capital financing; and
•	general economic or stock market conditions unrelated to our operating performance.

The securities market in recent years has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations as well as general economic conditions may also materially and adversely affect the market price of our common stock.

Director and officer liability is limited.

As permitted by Delaware law, our by-laws limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our by-law provisions and Delaware law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our by-laws and indemnification agreements entered into by our company with each of the officers and directors provide that we shall indemnify our directors and officers to the fullest extent permitted by law.

Our publicly-filed reports are reviewed by the SEC from time to time and any significant changes required as a result of any such review may result in material liability to us, and have a material adverse impact on the trading price of our common stock.

The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements and to enhance the overall effectiveness of companies’ public filings, and comprehensive reviews of such reports are now required at least every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. While we believe that our previously filed SEC reports comply, and we intend that all future reports will comply in all material respects with the published SEC rules and regulations, we could be required to modify or reformulate information contained in prior filings as a result of an SEC review. Any modification or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

THE RIGHTS OFFERING

Terms of the Offer

We are distributing, at no charge to the holders of our common stock as of  _____, 2011, the Record Date, non-transferable subscription rights to subscribe for our Offered Warrants to purchase shares of our common stock.  Record Date shareholders will receive one non-transferable subscription right for every share of our common stock owned on the Record Date, or an aggregate of 1,270,959 rights.

Each non-transferable subscription right entitles the holder to subscribe for one Class A Offered Warrant and one Class B Offered Warrant for a subscription price of $0.04.   The Class A Offered Warrants entitle the holder to purchase one share of our common stock at $5.50 for a period of 5 years following _____, 2011, and the Class B Offered Warrants entitle the holder to purchase one share of our common stock at $7.00 for a period of 5 years following _____, 2011, which we refer to as the  subscription right.

The subscription rights will expire if they are not exercised by 5:00 p.m., Charlotte, NC time, on _____, 2011, which date we refer to as the expiration date.  We may extend the expiration date for up to an additional 30 trading days in our sole discretion.

To exercise subscription rights, holders must return the properly completed subscription rights certificate and any other required documents along with full payment of the subscription price for all shares for which subscriptions are exercised by the expiration date.  Any subscription rights not exercised by the expiration date will expire worthless without any payment to the holders of those unexercised subscription rights.

There is no minimum subscription amount required for consummation of this rights offering.  We will raise no more than $50,838 in this rights offering. Our board of directors may cancel, modify, or amend this rights offering at any time prior to the expiration date for any reason.  In the event that we cancel the rights offering, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Our common stock is quoted on the OTCBB under the symbol “CCLR.” The last reported sale price of our common stock on December 29, 2010 was $4.00 per share.  The subscription rights are non-transferable during and after the subscription period. The Offered Warrants are non-transferable.

For purposes of determining the number of Offered Warrants a subscription rights holder may acquire in this offering, brokers, dealers, custodian banks, trust companies or others whose shares are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the subscription rights that are issued to Cede or the other depository or nominee on their behalf.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

Expiration and Extensions.  You may exercise your subscription rights at any time before 5:00 p.m., Charlotte, NC time, on _____, 2011, the expiration date of the rights offering, unless extended.  Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we extend the expiration date, you will have at least ten trading days during which to exercise your subscription rights.  Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., Charlotte, NC time, on the next business day following the previously scheduled expiration date.

Any subscription rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised subscription rights.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Termination; Cancellation.  We may cancel or terminate the rights offering at any time prior to the expiration date.  Any cancellation or termination of this offering will be followed as promptly as practicable by an announcement of the cancelation or termination and any money received form subscribing rights holders will be returned as soon as practicable, without interest.

Amendment.  We reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Limit on How Many Offered Warrants You May Purchase and Exercise in the Rights Offering

There is not limit on the number of Offered Warrants underlying your subscription rights that you may purchase. Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise Offered Warrants to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 9.9% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to raise funds for general corporate purposes, including working capital (see “Use of Proceeds”).  Prior to approving the rights offering, our board of directors carefully considered current market conditions and financing opportunities, as well as the potential dilution of the ownership percentage of the existing holders of our common stock that may be caused by the rights offering.

After weighing the factors discussed above and the effect of the $50,838 in additional capital, before expenses, that may be generated by the sale of Offered Warrants pursuant to the rights offering, our board of directors believes that the rights offering is in the best interests of our company.  Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

The subscription price for the rights offering was set by our board of directors.  In determining the subscription price, the board of directors also considered, among other things, the following factors:

•	our cash needs;

•	the historical and current market price of our common stock;

•	the terms and expenses of this offering relative to other alternatives for raising capital, including fees payable to the dealer manager and our advisors;

•	the size of this offering; and

•	the general condition of the securities market.

Information on Rights Offering

If you have any questions or need further information on this rights offering, please contact _____, our _____, either at 704-366-5122, at our address 11220 Elm Lane, Suite 103, Charlotte, NC 28277, or via email at _____.

 Subscription Agent

Routh Stock Transfer, Inc. will act as the subscription agent in connection with this rights offering.  The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $___ plus reimbursement for all reasonable out-of-pocket expenses related to this offering. The subscription agent does not make any recommendations as to whether or not you should exercise your subscription rights. We have also agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with this offering.

Completed subscription rights certificates must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right to the subscription agent by one of the methods described below.

We will accept only properly completed and duly executed subscription rights certificates actually received at any of 6860 North Dallas Parkway, Suite 200, Plano, Texas 75024, at or prior to 5:00 p.m., Charlotte, NC time, on the expiration date of this offering.  See “Payment for Shares” below.  In this prospectus, close of business means 5:00 p.m., Charlotte, NC time, on the relevant date.

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

Shareholders may also contact their broker, dealer, custodian bank, trustee or other nominee for information with respect to this offering.

Methods for Exercising Subscription Rights

Subscription rights are evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of DTC. Except as described below under “Foreign Shareholders,” the subscription certificates will be mailed to Record Date shareholders or, if a Record Date shareholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.  Subscription rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the subscription agent, together with payment in full for the shares at the subscription price by the expiration date of this offering. Completed subscription rights certificates and related payments must be received by the subscription agent prior to 5:00 p.m., Charlotte, NC time, on or before the expiration date, at the offices of the subscription agent at the address set forth above.

Record Date Shareholders Whose Shares are Held by a Nominee

Record Date shareholders whose shares are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact that nominee to exercise their subscription rights.  In that case, the nominee will exercise the subscription rights on behalf of the Record Date shareholder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

You should complete and send to that record holder the applicable subscription documents from your record holder with the other rights offering materials. While we will not charge any fee or sales commission to subscription rights holders for exercising their subscription rights (other than the subscription price), if you exercise your subscription rights and/or sell any underlying shares of our common stock through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Nominees

Nominees, such as brokers, dealers, custodian banks, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the subscription rights.  If the beneficial owner so instructs, the nominee should exercise the subscription rights on behalf of the beneficial owner and arrange for proper payment as described under “Payment for Shares” below.

All Exercises are Irrevocable

All exercises of subscription rights are irrevocable. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase Offered Warrants at the subscription price of $0.04 for one Class A Offered Warrant and one Class B Offered Warrant.

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding.  No alternative, conditional or contingent subscriptions will be accepted.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the OTCBB or any other stock exchange or market.

Foreign Shareholders

Subscription rights certificates will not be mailed to foreign shareholders.  A foreign shareholder is any record holder of common stock on the Record Date whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address.  Foreign shareholders will be sent written notice of this offering.  The subscription agent will hold the subscription rights to which those subscription rights certificates relate for these shareholders’ accounts, subject to that shareholder making satisfactory arrangements with the subscription agent for the exercise of the subscription rights, and follow the instructions of such shareholder for the exercise of the subscription rights if such instructions are received by the subscription agent at or before 11:00 a.m., Charlotte, NC time, on _____, 2011, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date).  If no instructions are received by the subscription agent by that time, the subscription rights will expire worthless without any payment to the holders of those unexercised rights.

Payment for Shares

A participating subscription rights holder may send the subscription rights certificate together with payment for the Offered Warrants subscribed for in the rights offering to the subscription agent based on the subscription price of $0.04 for one Class A Offered Warrant and one Class B Offered Warrant. To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above (see “Subscription Agent”), at or prior to 5:00 p.m., Charlotte, NC time, on the expiration date. Do not send subscription rights certificates or payments to us.

All payments by a participating subscription rights holder must be in U.S. dollars by check or bank draft drawn on a bank or branch located in the U.S. and payable to___ FBO Chanticleer Holdings, Inc.  Payment also may be made by wire transfer to _____, with reference to the subscription rights holder’s name.

The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating subscription rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., Charlotte, NC time, on the expiration date.  Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or wire transfer.

Whichever of the methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.

If a participating subscription rights holder who subscribes for shares as part of the subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions:  (i) apply any payment actually received by it from the participating subscription rights holder toward the purchase of the greatest whole number of Offered Warrants which could be acquired by such participating subscription rights holder upon exercise of the subscription right; and/or (ii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for Offered Warrants.

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, whose determinations will be final and binding.  We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Participating subscription rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Delivery of Stock Certificates

Shareholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank, trustee or other nominee will have any Offered Warrants that they acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other shareholders all Offered Warrants acquired will be mailed. Any such mailing or crediting will occur as soon as practicable after the rights offering has expired, payment for the Offered Warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

ERISA Considerations

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of subscription rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code.  If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.  The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of subscription rights.  Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of subscription rights under ERISA and the Code.

USE OF PROCEEDS

Assuming the maximum offering amount of $50,838 is subscribed for in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $___, after deducting expenses related to this offering payable by us estimated at approximately $___.  Assuming that the maximum offering amount is subscribed for in the rights offering, and all of the Offered Warrants are exercised, we would receive $15,886,988 of proceeds from the exercise of all of the Offered Warrants for 1,270,959 shares at the stated exercise price of $5.50 per share under the Class A Offered Warrants, and for 1,270,959 shares at the stated exercise price of $7.00 per share under the Class B Offered Warrants.  There can be no assurances that all of the rights or Offered Warrants will be exercised in full.

We intend to use the net proceeds received from the exercise of the rights for general corporate purposes, including working capital.  Any of the proceeds we do not use immediately upon receipt, we will temporarily invest in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities or U.S. government securities.  Any proceeds received by us from exercises of the Offered Warrants will be used for general corporate purposes, including working capital.

SELECTED FINANCIAL DATA

The following selected financial data for the five years ended December 31, 2009 are derived from the audited consolidated financial statements of Chanticleer Holdings, Inc. The financial data for the nine months ended September 30, 2010 and 2009 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Chanticleer Holdings, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2010. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated herein by reference.

	Year ended December 31
	2009	2008	2007	2006	2005
OPERATIONS DATA

Revenues	$602,978	234,055	574,675	127,243	4,798

Net loss	(813,696)	(2,238,613)	11,887	(199,213)	(172,179)

Cumulative preferred dividends	-	-	-	-	-
Loss applicable to common shares	$(813,696)	(2,238,613)	11,887	(199,213)	(172,179)

Loss per common share (basic and diluted)	$(0.84)	(2.46)	-	(0.03)	(0.03)

Cash dividends per common share	$-	-	-	-	-

BALANCE SHEET DATA

Total assets	$1,453,669	2,225,261	3,824,543	2,577,048	2,537,036

Convertible Senior Notes and other long-term debt	$-	-	-	-	-

Shareholders’ equity	$718,018	1,539,136	3,475,276	2,413,389	2,529,352

	Nine months ended
	September 30
	2010	2009
OPERATIONS DATA

Revenues	$80,504	$499,603

Net loss	(494,397)	(111,205)

Cumulative preferred dividends	-	-
Loss applicable to common shares	$(494,397)	$(111,205)

Loss per common share (basic and diluted)	$(0.50)	$(0.12)

Cash dividends per common share	$-	$-

BALANCE SHEET DATA
Total assets	$1,565,923	$2,224,569
Long-term debt	$436,500	$-
Shareholders' equity	$422,308	$1,498,081

QUARTERLY FINANCIAL DATA

Unaudited quarterly results of operations for the years ended December 31, 2009 and 2008 and the nine months ended September 30, 2010 follow and should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated herein by reference and the Company's quarterly reports on Form 10-Q for the fiscal years 2009 and 2008 and the nine months ended September 30, 2010.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
YEAR ENDED DECEMBER 31, 2009
Revenues	$103,417	$134,750	$260,875	$103,936	$602,978
Gross profit (loss)	$(380,637)	$(54,487)	$63,043	$(170,189)	$(542,270)
Net profit (loss)	$(437,285)	$362,492	$(36,972)	$(701,931)	$(813,696)
Loss per common share (basic and diluted)	$(0.46)	$0.38	$(0.04)	$(0.72)	$(0.84)

YEAR ENDED DECEMBER 31, 2008
Revenues	$153,555	$25,000	$25,000	$30,500	$234,055
Gross profit	$(145,086)	$(505,097)	$(269,901)	$(29,907)	$(949,991)
Net loss	$(161,285)	$(491,644)	$(265,253)	$(1,320,431)	$(2,238,613)
Loss per common share (basic and diluted)	$(0.19)	$(0.55)	$(0.28)	$(1.45)	$(2.46)

NINE MONTHS ENDED SEPTEMBER 30, 2010
Revenues	$28,333	42,921	9,250	-	80,504
Gross profit (loss)	$(235,888)	(186,930)	(153,927)	-	(576,745)
Net loss	$(230,916)	(114,125)	(149,356)	-	(494,397)
Loss per common share (basic and diluted)	$(0.23)	(0.12)	(0.15)	-	(0.50)

CAPITALIZATION

The following table sets forth our capitalization, cash and cash equivalents as of September 30, 2010:

This table should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes for the quarterly period ended September 30, 2010 and other financial data incorporated herein by reference.

At September 30, 2010 (Unaudited)

Cash	$12,305

Total assets	$1,565,923

Total liabilities	$1,143,615

Total shareholders’ equity	$422,308

Total liabilities and shareholders’ deficit	$1,565,923

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our common stock has traded on the OTCBB under the symbol “CCLR” since _____, 20___.

The high and low sales prices on the OTCBB for the common stock were as follows:

Year ended December 31, 2010	High	Low
First Quarter	$4.25	$2.50
Second Quarter	$4.25	$2.60
Third Quarter	$4.25	$3.50
Fourth Quarter	$4.25	$3.01

Year ended December 31, 2009
First Quarter	$5.75	$1.01
Second Quarter	$5.55	$3.00
Third Quarter	$5.40	$2.25
Fourth Quarter	$5.50	$2.05

Year ended December 31, 2008
First Quarter	$8.00	$5.40
Second Quarter	$7.00	$5.10
Third Quarter	$7.00	$5.75
Fourth Quarter	$7.00	$5.50

As of _____, 2011, there were approximately ___ holders of record of our common stock.

DIVIDEND POLICY

The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare out of funds legally available for payment of dividends We have never declared or paid dividends on our common stock.  We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future.  Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 200,000,000 shares of common stock, $0.0001 par value.  As of December 31, 2010, there were 1,270,959 shares of common stock issued and outstanding.

Common Stock

The holder of each share of common stock:

•	is entitled to one vote on all matters submitted to a vote of the shareholders of Chanticleer, including the election of directors. There is no cumulative voting for directors;

•	does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of Chanticleer; and

•	is entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for payment of dividends.

Upon any liquidation, dissolution or winding up of Chanticleer, holders of shares of common stock are entitled to receive pro rata all of the assets of Chanticleer available for distribution.

Outstanding Options and Warrants

As of ___, 201__, there were ___ common stock options and warrants outstanding, with an average weighted exercise price of $___, and a weighted average expiration date of _____, 20___, of which ___ were exercisable as of said date.

DESCRIPTION OF OFFERED WARRANTS

The Offered Warrants to be issued pursuant to exercise of the subscription rights are non-transferable and will expire _____, 2016. The Class A Offered Warrants may be exercised for $5.50 per share commencing on ___, 2011 and at any time through ___, 2016, and the Class B Offered Warrants may be exercised for $7.00 per share commencing on ___, 2011 and at any time through ___, 2016  The common stock underlying the Offered Warrants, upon issuance, will be traded on the OTCBB under the symbol “CCLR.”

Certificates for all Offered Warrants acquired will be mailed as soon as practicable after the rights offering has expired, payment for the Offered Warrants subscribed for has cleared, unless shares are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on behalf of the shareholder or on behalf of the shareholder’s broker, dealer, custodian bank, trustee or other nominee, in which case the shareholder will have any Offered Warrants acquired by the shareholder credited to the account of Cede & Co. or the other depository or nominee as soon as practicable after the rights offering has expired, payment for the Offered Warrants subscribed for has cleared.

We will deliver certificates representing your Offered Warrants or credit your account at your nominee holder with the Offered Warrants that you purchased pursuant to your subscription right as soon as practicable after the rights offering has expired.

The exercise price of the Offered Warrants and the number of shares of common stock issuable upon exercise of the Offered Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock.  Upon the merger, consolidation, sale of substantially all the assets of Chanticleer, or other similar transaction, the holders of Offered Warrants shall, at the option of Chanticleer, be required to exercise the Offered Warrants immediately prior to the closing of the transaction, or such Offered Warrants shall automatically expire.  Upon such exercise, the holders of Offered Warrants shall participate on the same basis as the holders of common stock in connection with the transaction.

The Offered Warrants do not confer upon the holder any voting or any other rights of a shareholder of Chanticleer.  Upon notice to the of Offered Warrants holders, Chanticleer has the right, at any time and from time to time, to reduce the exercise price or to extend the of Offered Warrants termination date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. Federal income tax consequences of the receipt of subscription rights described in this offering and of the exercise or expiration of those subscription rights to U.S. Holders (as defined below) of our common stock that hold such stock as a capital asset for Federal income tax purposes.  This discussion is based upon the Code, Treasury Regulations promulgated thereunder, judicial decisions, and the U.S. Internal Revenue Service’s (“IRS”) current administrative rules, practices and interpretations of law, all as in effect on the date of this document, and all of which are subject to change, possible with retroactive effect.  This discussion applies only to U.S. Holders and does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock, partnerships (including any entity or arrangement treated as a partnership for Federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. Holders, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of this offering or the related securities issuance. This discussion is based on varying interpretations that could result in U.S federal income tax consequences different from those described below. The following discussion does not address the tax consequences of this offering or the related share issuance under foreign, state, or local tax laws, or the alternative minimum tax provisions of the Code.  Accordingly, each holder of common stock is urged to consult its tax advisor with respect to the particular tax consequences of this offering or the related share issuance to such holder.

For purposes of this description, a “U.S. Holder” is a holder of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or

•
a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE.  THE U.S. FEDERAL INCOME TAX TREATMENT OF THE RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS.  ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE CODE.  THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION DESCRIBED IN THIS PROSPECTUS.  PROSPECTIVE INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Receipt of the Subscription Rights

The distribution of the subscription rights should be a non-taxable distribution to U.S. Holders under Section 305(a) of the Code.  This position is not binding on the IRS, or the courts, however.  If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

The distribution of the subscription rights would be taxable under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits, if any.  Distributions having this effect are referred to as “disproportionate distributions.”

The remaining description assumes that U.S. Holders who receive the subscription rights on account of their common stock will not be subject to U.S. federal income tax on such receipt.

Tax Basis and Holding Period of the Subscription Rights

A U.S. Holder's tax basis in the subscription rights will depend on the fair market value of the subscription rights and the fair market value of our common stock at the time of the distribution.

•     If the total fair market value of the subscription rights being distributed in this offering to holders of our common stock represents 15 percent or more of the total fair market value of our common stock at the time of the distribution, a holder must allocate the basis of the holder's shares of common stock (with respect to which the subscriptions rights were distributed) between such stock and the subscription rights received by such holder. This allocation is made in proportion to the fair market value of the common stock and the fair market value of the subscription rights at the date of distribution.

•     If the total fair market value of the subscription rights being distributed in this offering to holders of our common stock is less than 15 percent of the total fair market value of our common stock at the time of the distribution, the basis of such subscription rights will be zero unless the holder elects to allocate part of the basis of the holder's shares of common stock (with respect to which the subscriptions rights were distributed) to the subscription rights. A holder makes such an election by attaching a statement to the holder's tax return for the year in which the subscription rights are received. This election, once made, will be irrevocable with respect to those rights. Any holder that makes such election should retain a copy of the election and of the tax return with which it was filed in order to substantiate the use of an allocated basis upon a subsequent disposition of the security acquired through  exercise of the rights. If the basis of a holder's subscription rights is deemed to be zero because the fair market value of the subscription rights at the time of distribution is less than 15 percent of the fair market value of our common stock and because the holder does not make the election described above, the holder's basis of the shares of common stock with respect to which such rights are received will not change.  If an allocation of basis is made between the subscriptions rights and common stock, and the subscription rights are later exercised, the tax basis in the common stock originally owned by the holder will be reduced by an amount equal to the tax basis allocated to the subscription rights.

The holding period for the subscriptions rights received by a U.S. Holder on account of common stock in the rights offering will include the holder's holding period for the common stock with respect to which the subscriptions rights were received.

Expiration of the Subscription Rights

If the subscription rights expire without exercise while the holder continues to hold the shares of our common stock with respect to which the subscription rights are received, the holder will recognize no loss and the tax basis of the common stock with respect to which the subscription rights were received will equal its tax basis before receipt of the subscription rights.  If the subscription rights expire without exercise or are exercised after you have disposed of the shares of our common stock with respect to which the subscription rights are received, the tax consequences are uncertain and you should consult your tax advisor regarding your ability to recognize a loss (if any) on the expiration of the subscription rights, or regarding the tax basis of the securities acquired upon exercise.

Exercise of the Subscription Rights; Tax Basis and Holding Period of the Securities

A U.S. Holder of common stock will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering.

The tax basis of the Offered Warrants acquired through exercise of the subscription rights will equal the sum of (a) the exercise price and (b) the holder's tax basis, if any, in the subscription rights (determined as described above).

The holding period for the Offered Warrants acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised. The holding period of common stock subsequently acquired through the exercise of the Offered Warrants will begin with the date the Offered Warrants are exercised.

If a U.S. Holder subsequently exercises an Offered Warrant that the holder acquired through the prior exercise of the subscription rights, that holder will not recognize gain or loss upon the subsequent exercise of the Offered Warrant. The shares of common stock that the holder acquires as a result of exercising the warrant will have a tax basis equal to that holder's adjusted basis in the warrant, plus the amount paid to exercise the warrant. The holding period of shares acquired upon exercise of an Offered Warrant will begin on the day after the warrant is exercised.

If a U.S. Holder sells the Offered Warrant to another person, the holder will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder's tax basis in the warrant (determined as described above). This gain or loss will be a capital gain or loss if the warrant is a capital asset in the hands of the seller. Whether the capital gain will be long-term or short-term capital gain will depend on the seller's holding period for the warrant.

If the U.S. Holder allows the Offered Warrant to lapse or expire without exercise, the warrant is deemed to be sold or exchanged on the date of expiration. Therefore, the holder will generally recognize a capital loss in an amount equal to the holder's basis in the warrant. The loss is treated as short-term or long-term depending on the holder's holding period in the warrant.

Information Reporting and Backup Withholding

Payments made to you of proceeds from the sale of rights shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding.  Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding.  Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability.  You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

INFORMATION WITH RESPECT TO REGISTRANT

ITEM 1:	BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

Chanticleer Holdings, Inc. filed an election to be treated as a business development company under the Investment Company Act of 1940 (the “1940 Act”) on May 23, 2005. In connection with this election, we adopted corporate resolutions and operated as a closed-end, non-diversified management investment company and as a business development company (a “BDC”) until this election was revoked, as described below.

The consolidated financial statements include the accounts of Chanticleer Holdings, Inc. and its wholly owned subsidiaries, Chanticleer Advisors, LLC, (“Advisors”), Avenel Ventures, LLC ("Ventures"), Avenel Financial Services, LLC ("AFS"), Chanticleer Holdings Limited ("CHL") and DineOut SA Ltd. ("DineOut") collectively referred to as “the Company,” “we,” “us,” or “the Companies”.

Information regarding the Company's subsidiaries is as follows:

•
Advisors was formed as a Nevada Limited Liability Company on January 18, 2007 to manage an affiliate company, Chanticleer Investors II, LLC ("Investors II") and other investments owned by the Company (For additional information, see www.chanticleeradvisors.com.);

•	Ventures was formed as a Nevada Limited Liability Company on December 24, 2008 to provide business management and consulting services to its clients;

•
AFS was formed as a Nevada Limited Liability Company on February 19, 2009 to provide unique financial services to the restaurant, real estate development, investment advisor/asset management and philanthropic organizations.  AFS's business operation is currently being organized and is expected to initially include captive insurance, CHIRA and trust services;

•	CHL was formed as a Limited Liability Company in Jersey on March 24, 2009 and was intended to be used to raise capital in Europe, but has not been activated;

•
DineOut was formed as a Private Limited Liability Company in England and Wales on October 29, 2009 to own the Company's 50% interest in Hooters SA, GP, the general partner of the Hooters restaurant franchises in South Africa.

On April 18, 2006, the Company formed Chanticleer Investors LLC (“Investors LLC”) and sold units for $5,000,000.  Investors LLC’s principal asset is a convertible note in the amount of $5,000,000 with Hooters of America, Inc. (“Hooters”), collateralized by and convertible into 2% of Hooters common stock.  The original note included interest at 6% and was due May 24, 2009.  The note was extended until November 24, 2010 and included an increase in the interest rate to 8%.

The Company owned $1,250,000 (23%) of Investors LLC at December 31, 2008 and until May 29, 2009 when it sold 1/2 of its share for $575,000.  Under the original arrangement, the Company received 2% of the 6% interest as a management fee ($25,000 quarterly) and 4% interest on its investment ($11,500 quarterly).  Under the extended note and revised operating agreement, the Company receives a management fee of $6,625 quarterly and interest income of $11,500 quarterly.

On July 31, 2006, the Company formed Investors II.  Investors II began raising funds in January 2007 for the purpose of investing in publicly traded value securities and has now completed its third year of operations with $1,244,765 under management at December 31, 2009.

On July 21, 2008, we filed Form N-54C with the Securities and Exchange Commission (“SEC”) to notify the SEC of the withdrawal of our previous election to be regulated as a BDC under applicable provisions of the 1940 Act.  After careful consideration of the 1940 Act requirements applicable to BDCs, evaluation of the Company’s ability to operate as a going concern in an investment company regulatory environment, the costs associated with complying with the 1940 Act and a thorough assessment of potential alternative business models, our Board of Directors determined that continuation as a BDC was not in the best interests of the Company or our stockholders.  With the approval of more than a majority of the voting power of our common stock, we proceeded to file Form N-54C and thereby revoking our BDC status.

Pursuant to Regulation S-X, Rule 6, the Company operated on a non-consolidated basis until July 21, 2008.  Operations of the portfolio companies were reported at the portfolio company level and only the appreciation or impairment of these investments was included in the Company’s financial statements.  Subsequent to July 21, 2008, as noted above, we ceased operating as a BDC and prepared consolidated financial statements with our wholly owned subsidiaries.

SEGMENTS OF BUSINESS

The Company is organized into three business segments as of the end of 2009, two of which were added during 2009 and have not had any revenues as of December 31, 2009.  See Note 11.

Management and consulting services

The Company provides management and consulting services for small companies which are generally seeking to become publicly traded.  The Company also provides management and investment services for Investors II.

Insurance and specialized financial services

We have formed AFS to provide unique financial services to the restaurant, real estate development, investment advisor/asset management and philanthropic organizations.  AFS's business operation is currently being organized and is expected to initially include captive insurance, CHIRA and trust services.

Operation of restaurants (South Africa)

The Company formed DineOut to own the Company's 50% general partner interest in Hooters S.A., GP, the general partner of the Hooters' restaurant franchises in South Africa.  The Company plans to sell its interest in each restaurant in a separate limited partnership which will provide for the Company to receive 10% of the total net revenue until payout and 40% after payout.  The Limited partner would receive 40% of total net revenue until payout and 10% after payout.  The initial restaurant opened December 2009 in Durban, South Africa and operations will commence in January 2010.  The second location opened in Johannesburg in May 2010 with a third location planned to open in Cape Town before the end of the year.

NARRATIVE DESCRIPTION OF BUSINESS - NEW BUSINESS MODEL

We intend to pursue a business model whereby we acquire ownership in restaurant-related companies, principally the Hooters brand and concept.  We also intend to continue to provide business management and consulting services to clients who need assistance in becoming publicly traded.  We have also formed AFS to provide unique financial services to the restaurant, real estate development, investment advisor/asset management and philanthropic organizations.  AFS's business operation is currently being organized and is expected to initially include captive insurance, CHIRA and trust services.

DineOut will own our share of the Hooters locations in South Africa.  Each restaurant is being organized as a limited partnership.  In the first location in Durban, South Africa, the Hooters Durban, LP is structured as follows.  DineOut owns one half of the general partner ("GP") interest.  The LP interest is allocated 80% of our half of the restaurant cash flow until they have received a return of their capital and a pre-tax compounded return on that capital of 20%.  After the LP interest has received its return, the LP interest share will reduce to 20% of our half and the GP interest will increase to 80% of our half.

Under our new business model, we will at all times conduct our activities in such a way that we will not be deemed an “investment company” subject to regulation under the 1940 Act.  Thus, we will not hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities.  In addition, we will conduct our business in such a manner as to ensure that we will at no time own or propose to acquire investment securities having a value exceeding 40% of our total assets at any one time.

Pending Acquisition

Hooters, Inc.

On March 11, 2008, the Company entered into a Stock Purchase Agreement for the purchase of Hooters, Inc., Hooters Management Corporation and their related restaurants (collectively “HI”) from the nine current individual HI shareholders, many of whom will continue to stay involved in the ongoing operation as shareholders of Chanticleer.  The transaction is valued at approximately $55.1 million.

The termination date for the Company's pending acquisition of the stock of HI and certain of its related entities has passed.  Although the sellers have not, to date, exercised their rights to terminate the agreements and the Company continues to seek to consummate these transactions, there is no assurance that the Company will be able to close the pending acquisition.

In addition, the commitment letters from certain financial institutions to provide one or more related entities of the Company the Senior Secured Credit have expired, primarily due to the inability of the Company to raise the necessary equity portion of the financing at acceptable terms in today's financial environment.  The Company continues to communicate with the financial institutions that agreed to provide the credit facility; however, there can be no assurance that the Company will be successful in obtaining any financing or that the terms of any credit facility in the future will be acceptable to the Company.

Texas Wings

On July 8, 2008, the Company entered into an Asset Purchase Agreement ("APA") to acquire substantially all of the assets of Texas Wings Incorporated and its 45 related Hooters branded restaurants for total consideration of approximately $106 million.  On May 13, 2009, the Company received written notification terminating this APA, because one or more of the conditions to closing could not be timely satisfied.

Employees

 At December 31, 2009 and 2008, we had 6 and 4 full-time employees, respectively.

Our employees are not represented by a labor union.  We have experienced no work stoppage and believe that our employee relationships are good.

PROPERTIES

Effective August 1, 2009, the Company entered into a new office lease agreement for a period of one year at a monthly rental of $2,100, for its office located at 11220 Elm Lane, Suite 103, Charlotte, NC  28277.

Our office facilities are suitable and adequate for our business as it is presently conducted.

LEGAL PROCEEDINGS

We are not currently subject to any legal proceedings, nor, to our knowledge, is any legal proceeding threatened against us. However, from time to time, we may be a party to certain legal proceedings in the ordinary course of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Analysis of Business

We intend to pursue a business model whereby we acquire ownership in restaurant-related companies, principally the Hooters brand and concept.  We also intend to continue to provide business management and consulting services to clients who need assistance in becoming publicly traded.  We have also formed AFS to provide unique financial services to the restaurant, real estate development, investment advisor/asset management and philanthropic organizations.  AFS's business operation is currently being organized and is expected to initially include captive insurance, CHIRA and trust services.

DineOut will own our share of the Hooters locations in South Africa.  Each restaurant is being organized as a limited partnership.  In the first location in Durban, South Africa, the Hooters Durban, LP is structured as follows.  DineOut owns 50% of the general partner ("GP") interest and owns a 5.56% limited partner ("LP") interest.  The LP interest is allocated 80% of the restaurant cash flow until they have received a return of their capital and a pre-tax compounded return on that capital of 20%.  After the LP interest has received its return, the LP interest share will reduce to 20% and the GP interest will increase to 80%.  DineOut initially has a 10% GP interest and a 5.56% LP interest which will convert to 40% GP interest and 1.39% LP interest after the LP payout.

Under our new business model, we will at all times conduct our activities in such a way that we will not be deemed an “investment company” subject to regulation under the 1940 Act.  Thus, we will not hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities.  In addition, we will conduct our business in such a manner as to ensure that we will at no time own or propose to acquire investment securities having a value exceeding 40% of our total assets at any one time.

While operating as a BDC, the Company provided equity and debt investment capital to fund growth, acquisitions and recapitalizations of small market companies in the United States.

Liquidity and Capital Resources

At September 30, 2010 and December 31, 2009, the Company had current assets of $60,883 and $60,180; current liabilities of $707,115 and $735,651; and a working capital deficit of $646,232 and $675,471, respectively.  The Company incurred a loss of $494,397 during the nine months ended September 30, 2010 and had an unrealized gain from available-for-sale securities of $38,946 resulting in a comprehensive loss of $455,451.

The Company's general and administrative expenses were approximately $657,000 during the nine months ended September 30, 2010.  These costs declined from $264,221 in the first quarter of 2010, $229,851 in the second quarter of 2010 and $163,177 in the third quarter of 2010.  The fourth quarter of 2010 is expected to be approximately the same as the third quarter of 2010.  The Company expects to be required to invest approximately $350,000 for each new restaurant opened in 2010.  (total of 3 planned).  The Company used limited partner investors for $314,000 of their requirement for the restaurant opened in December 2009 and sold their limited partner interest in March 2010 for its cost of $37,500.  The Company raised $387,500 from limited partners for the restaurant in Johannesburg which opened in June 2010.  All funds have been committed for the third restaurant which is expected to open before the end of 2010 in Cape Town.

The Company expects to meet its obligations in the next twelve months with some or all of the following:

•
The Company holds 3,727,937 shares in DineOut which are free-trading on the Frankfort Exchange and were trading at approximately €1.50 ($2.05) per share at September 30, 2010.  The Company plans to continue to sell some of these shares to meet its short-term capital requirements and realized cash proceeds of $92,928, non cash proceeds of $124,573 and recognized a gain of $156,848 from sales during the nine months ended September 30, 2010;

•	The Company currently receives interest income and management fees for its investment in Investors LLC of $18,125 per quarter. The note held by Investors LLC matures in November 2010;
•
The Company currently is receiving its share of earnings from the Durban, South Africa restaurant which commenced operations on January 1, 2010 and the Johannesburg, South Africa location which opened in June 2010 should commence distributions in the fourth quarter.  The Company expects at least one more restaurants to be opened during 2010 in Cape Town and a fourth location planned for 2011; and

•	The Company expects to raise the majority of its cash requirements for the South Africa restaurants from limited partners.

If the above events do not occur or if the Company does not raise sufficient capital, substantial doubt about the Company’s ability to continue as a going concern exists.  These consolidated financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.

Business Segments

The Company is organized into three business segments as of the end of 2009, two of which were added during 2009 and have not had any revenues as of December 31, 2009.  The financial information about these business segments is included in Note 11.

Results of Operations

Comparison of three months ended September 30, 2010 and 2009

Revenues amounted to $9,250 ($6,625 from Investors LLC) in the three months ended September 30, 2010, as compared to $260,875 ($25,000 from Investors LLC) in the year earlier period.  The Company received cash from Investors LLC and was compensated with shares of common stock for the other revenue earned.

General and administrative expense amounted to $163,177 in the 2010 quarter as compared to $197,832 in the 2009 quarter.  The decrease is composed of several items, including payroll of $6,586, travel of $5,132, accounting and auditing of $4,786 and rent of $4,281.

Other income (expense) consists of the following for the three months ended September 30, 2010 and 2009.

	2010	2009

Realized gain (loss) from sale of investments	$(1,658)	$5,551
Unrealized loss from marketable equity securities	-	(98,000)
Equity in earnings of investments	21,597	-
Interest and other income	11,500	11,550
Interest expense	(27,421)	(19,116)
	$4,018	$(100,015)

The Company realized a gain of $11,768 from sales of DineOut shares during the 2010 quarter and realized a loss of $13,426 from sale of part of its investment in VDSC.

In 2009, the Company accounted for its investment in North American Energy Resources, Inc. as a trading security with unrealized increases and decreases in value included in earnings.  In 2010 this investment is accounted for as an available for sale security with unrealized gains/losses included in accumulated other comprehensive income (loss).

Equity in earnings of investments in 2010 represents the Company's share of net profits from its investment in restaurants in South Africa.

Interest expense increased during the 2010 quarter primarily due to the amortization of the beneficial conversion feature on new convertible notes of $8,334 and to the higher amount of debt during the 2010 period as compared to the 2009 period.  There were no convertible notes outstanding during 2009.

Comparison of nine months ended September 30, 2010 and 2009

Revenues amounted to $80,504 ($19,875 from Investors LLC) in the nine months ended September 30, 2010, as compared to $499,603 ($56,625 from Investors LLC) in the year earlier period.  The Company received cash from Investors LLC and was compensated with shares of common stock for the other revenue earned.

General and administrative expense amounted to $657,249 in the 2010 period as compared to $592,073 in the 2009 period.  The principal increase was payroll of $113,072.  Payroll increased due to hiring two employees to assist in raising capital for the Company.  In addition, the Company's CEO was taking a reduced salary in the 2009 period and he received his normal salary in the 2010 period.  The payroll increase was partially offset by a reduction in travel costs of $17,422 and a reduction of insurance in the amount of $18,047, among others.

Acquisition related costs are discussed in Note 7 to the consolidated financial statements.

Other income (expense) consists of the following for the nine months ended September 30, 2010 and 2009.

	2010	2009

Realized gain (loss) from sale of investments	$149,350	$(8,731)
Unrealized gain from marketable equity securities	-	259,000
Equity in earnings of investments	42,850	23,000
Other than temporary decline in available-for-sale securities	(40,386)	-
Interest and other income	34,500	11,550
Interest expense	(104,396)	(24,504)
	$81,918	$260,315

The Company realized a gain of $156,848 from sales of DineOut shares during the 2010 period, realized a gain of $6,584 from marketable securities acquired from a related party and realized a loss of $14,082 from sale of part of its investment in VDSC.

In 2009, the Company accounted for its investment in North American Energy Resources, Inc. as a trading security with unrealized increases and decreases in value included in earnings.  In 2010 this investment is accounted for as an available for sale security with unrealized gains/losses included in accumulated other comprehensive income (loss).

Equity in earnings of investments in 2010 represents the Company's share of net profits from its investment in restaurants in South Africa.  As a result of the sale of 50% of its interest in Chanticleer Investors, LLC, the Company reduced its ownership to 11.5% and began accounting for this investment on the cost method after June 30, 2009.  Under the cost method, earnings are included in interest income.

The Company recorded an other than temporary loss on the decline in available for sale securities during the first quarter of 2010, primarily from the decline in value of its investment in Remodel Auction.

Interest expense increased during the 2010 period primarily due to the amortization of the beneficial conversion feature on new convertible notes of $49,994 and to the higher amount of debt during the 2010 period as compared to the 2009 period.

Comparison of twelve months ended December 31, 2009 and 2008

Revenue

Revenue amounted to $602,978 in 2009 and $234,055 in 2008.  Cash revenues were $74,250 in 2009 and $105,500 in 2008.  Non-cash revenues from management fees include $504,167 in 2009 and include $128,555 in 2008 which was recognized from the receipt of securities for our services.  In addition, 2009 included revenues from a related party of $24,000 which had not been collected at December 31, 2009.  The majority of our cash revenues are management fees from Investors LLC.  Investors LLC has one principal asset, a $5,000,000 convertible note with HOA, which was extended until November 2010.

The fair value of the equity instruments received was determined based upon the stock prices as of the date we reached an agreement with the third party.  The terms of the securities are not subject to adjustment after the measurement date.  See Note 3 for details.

General and Administrative Expense (“G&A”)

G&A amounted to $816,198 in 2009 and $1,131,830 in 2008.  The more significant components of G&A are summarized as follows:

	2009	2008

Professional fees	$106,379	$275,456
Payroll	385,320	374,435
Travel and entertainment	57,120	106,203
Accounting and auditing	59,675	76,100
Other G&A	207,704	299,636
	$816,198	$1,131,830

The majority of the decrease in professional fees, travel and entertainment and accounting and auditing are a result of the planned acquisition of HI and Texas Wings which was active during 2008.

G&A costs are expected to continue at approximately the same level as 2009, $200,000 per quarter, with the costs associated with the activities of Ventures, AFS and DineOut increasing.  Revenue is expected to exceed this increase in expense.

Asset Impairment

In 2009, the Company recorded an impairment of our equity investment in Confluence Partners of $50,000 due to the uncertain SPAC market.  In 2008, we recorded an impairment loss of $52,216 on our investment in two gas wells, primarily due to a reduction in gas prices from which the estimated future cash flow was calculated.

Deferred acquisition costs

FASB ASC 805-10-25-23 replaced prior guidance and became effective January 1, 2009.  Acquisition-related costs are defined as costs the acquirer incurs to effect a business combination and further provides that the acquirer shall account for acquisition-related costs as expenses in the periods in which the costs are incurred and the services received.  Pursuant to the Company's planned acquisition of HI, the Company incurred $279,050 in acquisition-related costs which were capitalized in 2008 pursuant to accounting guidance in effect at that time.

FASB ASC 805-10-25-23 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008.  Accordingly, on January 1, 2009 the Company charged its previously capitalized acquisition costs to expense on that date.

Other Income (Expense)

Other income (expense) consisted of the following at December 31, 2009 and 2008:

	2009	2008
Other income (expense):
Equity in earnings (losses) of investments	$23,000	$(123,111)
Realized gains from sale of investments	58,697	-
Unrealized gains (losses) of marketable equity securities	-	5,000
Interest expense	(33,914)	(20,486)
Interest income	23,000	-
Miscellaneous income	50	-
Other than temporary decline in available-for-sale securities	(342,259)	(1,150,025)
	$(271,426)	$(1,288,622)

Equity in Earnings (Losses) of Investments

Equity in earnings of investments includes our share of earnings (losses) from investments in which we own at least 20% and are being accounted for using the equity method.  This included income from Investors of $23,000 and $46,000 in 2009 and 2008, respectively, and a loss from First Choice Mortgage, which was closed at the end of 2008, of $169,111 in 2008.

Realized Gains from Sale of Investments

Realized gains are recorded when investments are sold and include transactions in marketable equity securities in 2009 for $8,697 and a $50,000 gain from the exchange of our oil and gas property investment for marketable equity securities.

Unrealized Gains (Losses) of Marketable Equity Securities

The Company recorded an unrealized gain from trading securities of $5,000 in 2008.

Interest Expense

Interest expense increased in 2009 from 2008 primarily due to the higher interest rate on a portion of the debt which was added in 2009.

Interest Income

Interest income includes our earnings from Investors in 2009, after we sold 1/2 of our 23% investment in May 2009.

Other than Temporary Decline in Available-for-Sale Securities

The Company determined that its investment in available-for-sale securities had an other than temporary decline in value and recorded a realized loss in the amount of $342,259 and $1,150,025 in 2009 and 2008, respectively.  Valuations were determined based on the quoted market price for the stock on December 31, 2009 and 2008, respectively.

Recent Accounting Pronouncements

There are several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) which are not yet effective.  Each of these pronouncements, as applicable, has been or will be adopted by the Company.  Management does not believe any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or operating results.  See Note 2.

Critical Accounting Policies

The SEC has suggested companies provide additional disclosure and commentary on their most critical accounting policies, which they defined as the ones that are most important to the portrayal of a company’s financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  Based on this definition our most critical accounting policy is the valuation of our investments.  The methods, estimates and judgments we use in applying this accounting policy has a significant impact on the results we report in our financial statements.

We determine fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale.  Our evaluation process is intended to provide a consistent basis for determining the fair value of our available-for-sale investments.  In summary, for individual securities classified as available-for-sale securities, an enterprise shall determine whether a decline in fair value below the amortized cost basis is other than temporary.  If the decline in fair value is judged to be  other than temporary, the individual security shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in earnings (accounted for as a realized loss).  The new cost basis shall not be changed for subsequent recoveries in fair value.  Subsequent increases in the fair value of available-for-sale securities shall be included in other comprehensive income and subsequent decreases in fair value, if not an other-than-temporary impairment, also shall be included in other comprehensive income.

The first step in the analysis is to determine if the security is impaired.  All of our available-for-sale securities were listed and we use the closing market price to determine the amount of impairment if any.  The second step, if there is an impairment, is to determine if the impairment is other than temporary.  To determine if a decline in the value of an equity security is other than temporary and that a write-down of the carrying value is required, we considered the following:

•	The length of the time and the extent to which the market value has been less than the cost;
•
The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; or

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Unless evidence exists to support a realizable value equal to or greater than the carrying value of the investment in equity securities classified as available-for-sale, a write-down to fair value accounted for as a realized loss should be recorded.  Such loss should be recognized in the determination of net income of the period in which it occurs and the written down value of the investment in the issuer becomes the new cost basis of the investment.

Investments in which the Company has the ability to exercise significant influence and that, in general, are at least 20 percent owned are stated at cost plus equity in undistributed net earnings (loss), less distributions received.  An impairment loss would be recorded whenever a decline in the value of an equity investment or investment carried at cost below its carrying amount is determined to be other than temporary.  In judging “other than temporary,” the Company considers the length of time and extent to which the fair value of the investment has been less than the carrying amount of the investment, the near-term and long-term operating and financial prospects of the investee, and the Company’s long-term intent of retaining the investment in the investee.

Off-Balance Sheet Arrangements

Effective August 1, 2009, the Company entered into a new office lease agreement for a period of one year at a monthly rental of $2,100, for its office located at 11220 Elm Lane, Suite 103, Charlotte, NC  28277.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS AND EXECUTIVE OFFICERS

The following section sets forth the names, ages and current positions with the Company held by the Directors, Executive Officers and Significant Employees as of December 31, 2009; together with the year such positions were assumed.  There is no immediate family relationship between or among any of the Directors, Executive Officers or Significant Employees, and the Company is not aware of any arrangement or understanding between any Director or Executive Officer and any other person pursuant to which he was elected to his current position.  Each Executive Officer will serve until he or she resigns or is removed or otherwise disqualified to serve, or until his or her successor is elected and qualified.

Each Director will serve until he or she resigns or is removed or otherwise disqualified to serve or until his or her successor is elected.  The Company currently has four Directors.

NAME	AGE	POSITION

Michael D. Pruitt	49	President, CEO and Director since June 2005

Michael Carroll	61	Independent Director since June 2005

Brian Corbman	34	Independent Director since August 2005

Paul I. Moskowitz	53	Independent Director since April 2007

Keith Johnson	52	Independent Director since November 2009

Michael D. Pruitt.  Michael Pruitt, a long-time entrepreneur with a proven track record, possesses the expertise to evaluate potential investments, form key relationships and recognize a strong management team.  Mr. Pruitt founded Avenel Financial Group, a boutique financial services firm concentrating on emerging technology company investments.  The business succeeded immediately, and in order to grow Avenel Financial Group to its full potential and better represent the company's ongoing business model, he formed Avenel Ventures, an innovative technology investment and business development company.  In the late 1980s, Mr. Pruitt owned Southern Cartridge, Inc., which he eventually sold to MicroMagnetic, Inc., where he continued working as Executive Vice President and a Board member until Southern Cartridge was sold to Carolina Ribbon in 1992.  From 1992 to 1996, Mr. Pruitt worked in a trucking firm where he was instrumental in increasing revenues from $6 million to $30 million.  The firm was sold in 1996 to Priority Freight Systems.  Between 1997 and 2000, Mr. Pruitt assisted several public and private companies in raising capital, recruiting management and preparing companies to go public or be sold.  He was the CEO, President and Chairman of the Board of Onetravel Holdings, Inc. (formerly RCG Companies), a publicly traded holding company formerly listed on the AMEX.  Mr. Pruitt received a Bachelor of Arts degree from Coastal Carolina University in Conway, South Carolina, where he sits on the Board of Visitors of the Wall School of Business.   Mr. Pruitt is currently a director of Green St. Energy, Inc.

Michael Carroll.  Michael Carroll currently owns and operates a sales and training consulting firm based in Richmond, Virginia.  Mr. Carroll has also served as a director for OneTravel Holdings, Inc., formerly RCG Companies Incorporated, since January of 2004.  He previously spent 22 years in the distribution business, 19 of which were in computer products distribution.  In 1978, Mr. Carroll founded MicroMagnetic, Inc., a computer supply distribution company that he sold to Corporate Express in 1997.  From 1997 to 1999, he was a division president at Corporate Express, a publicly traded business-to-business office products and service provider.  He holds a Bachelor’s Degree in Business Management from The College of William & Mary in Williamsburg, Virginia, and a Master’s Degree in Business Administration from Virginia Commonwealth University.

Brian Corbman.  Brian Corbman is the managing director of Ardent Advisors, a consulting company he co-founded in 2003, that specializes in business strategy and corporate advisory services for emerging growth companies.  Mr. Corbman is in the process of becoming an Officer of Supervisory Jurisdiction under the Westor Capital broker dealer umbrella and services buy-side institutional investors via equity research, institutional trading execution and investment banking activities.  Previously, he was an institutional salesman at Fulcrum Global Partners and Banc of America Securities.  Prior to that, he gained valuable corporate experience working for GSI Commerce, a publicly traded company, where he was the sole corporate development analyst.  A Magna Cum Laude graduate of George Washington University in Washington, DC, he holds a Bachelor’s degree in Business Administration.  Mr. Corbman has also attained the NASD general securities principal Series 24, Series 7 and Series 63 licenses.

Paul I. Moskowitz.  Paul Moskowitz is a Phi Beta Kappa of Vassar College and Cardozo Law School.  Mr. Moskowitz was a co-founder and partner of a successful New York law firm specializing in corporate and real estate law.  He became affiliated with The World Travel Specialist Group/The Lawyers’ Travel Service (“WTSG/LTS”) in 1988 and served as corporate counsel, representing the growing travel agency network in legal, real estate, and other business activities.  In 1989, he joined WTSG full time as President and Chief Operating Officer until March 2003, with his primary responsibilities including day-to-day operations which encompassed WTSG’s airline relationships and sales and marketing.  Mr. Moskowitz led the growth of WTSG to one of the top 20 U.S. travel management firms with more than 90 offices throughout the U.S.  Mr. Moskowitz is currently engaged as a consultant for another travel organization.

Keith Johnson.  Mr. Johnson has been the President and Chief Executive Officer of YRT² (Your Residential Technology Team) in Charlotte, North Carolina, since 2004.  Mr. Johnson served as Executive Vice President and Chief Financial Officer of The Telemetry Company in Dallas, Texas (1997-2004), Senior Vice President - Finance and Administration of Brinks Home Security in Dallas, Texas (1995-1997), and Chief Financial Officer of BAX Global in London, England (1992-1995).  Mr. Johnson has a BS in accounting from Fairfield University in Fairfield, Connecticut.

EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors deliberates executive compensation matters to the extent they are not delegated to the Chief Executive Officer.

Summary Compensation Table

The following table shows the compensation of the Company’s Chief Executive Officer and each executive officer whose total cash compensation exceeded $100,000 for the three years ended December 31, 2008.

Name and Principal Position	Year	Salary	Bonus	Total

Michael D. Pruitt (CEO since	2009	$171,000	$-	$171,000
June 2005) (1)	2008	$136,148	$-	$136,148
	2007	$41,917	-	$41,917

(1)
The 2009 compensation includes $11,000 in consulting fees during the time Mr. Pruitt had temporarily discontinued his salary.  The 2008 compensation includes $8,000 in consulting fees after Mr. Pruitt temporarily discontinued his salary.

Required columns for stock awards, option awards, non-entity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings and all other compensation are omitted from the table above as the amounts are all zero.

Mr. Pruitt did not receive compensation during our initial start-up phase as a BDC.  His compensation commenced in February 2007.  Our compensation for Officers and Directors is based on comparative compensation levels for similar positions and time requirements.

Options/SAR Grants Table

There were no grants of options or SARs during the year for the named individual.

Aggregated option/SAR exercises and fiscal year-end option/SAR value table.

There were no option/SAR exercises or any options/SARs outstanding at fiscal year-end for the named individual.

Long-term incentive plan ("LTIP") awards table

There were no LTIP awards during the year for the named individual.

Compensation of directors

Directors are generally compensated $1,500 for each meeting during the year.  There were no formal meetings during the year, and no directors were paid director fees.  Mr. Pruitt and Mr. Corbman do not currently receive director fees.

Employment contracts and termination of employment and changes in control arrangements

The Company does not have any current employment agreements with its officers and directors. The Company intends to pay its Executives and Directors salaries, wages, or fees commensurate with experience and industry standards in relationship to the success of the company.

The Company does not have any change in control arrangements.

Report on repricing of options/SARs

The Company has no options or SARs outstanding during 2009 or 2008, accordingly, none were repriced.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the Company's knowledge, the following table sets forth information with respect to beneficial ownership of outstanding common stock as of December 31, 2010, by:

•	each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock;

•	each of the Company's named executive officers;

•	each of the Company's directors; and

•	all of the Company's executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC") and includes voting or investment power with respect to the securities as well as securities which the individual or group has the right to acquire within 60 days of the original filing of this Information Statement. Unless otherwise indicated, the address for those listed below is c/o Chanticleer Holdings, Inc., 11220 Elm Lane, Suite 103, Charlotte, NC  28277. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of the Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options or other convertible securities held by such persons that are exercisable within 60 days of November 22, 2010, but excludes shares of Common Stock underlying options or other convertible securities held by any other person. The number of shares of Common Stock outstanding as of December 31, 2010, was 1,270,959. Except as noted otherwise, the amounts reflected below are based upon information provided to the Company and filings with the SEC.

	Number of Shares of
Name	Common Stock Owned	Percentage of Class

Sandor Capital Master Fund LP (1)	77,386	6.1%

Robert B. Prag (2)	90,000	7.1%

Michael D. Pruitt (3)	193,262	15.2%

Michael Carroll	2,500	*

Brian Corbman	2,550	*

Paul I. Moskowitz	100	*

Keith Johnson	-	*

Officers and Directors As a Group (5 Persons)	198,412	15.6%

(1)	John S. Lemak has investment and voting control over the securities held by Sandor Capital Master Fund LP. Sandor maintains principal offices at 2828 Routh Street, Suite 500, Dallas, TX 75201.
(2)	Mr. Prag’s address is 2455 El Amigo Road, Del Mar, CA 92014.
(3)	Includes 22,297 shares of common stock held by Avenel Financial Group, Inc., a corporation controlled by Michael D. Pruitt.

Equity Compensation Plan Information

We do not currently have an equity compensation plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Due to related parties

The Company has received non-interest bearing loans and advances from related parties.  The amounts owed by the Company as of December 31, 2009 and 2008 are as follows:

	2009	2008

Tyler Industrial Group, a company partially owned by Mr. Pruitt	$58,590	$7,300
Chanticleer Investors, LLC	6,000	-
Avenel Financial Group, a company owned by Mr. Pruitt	33,000	-
Personal friend of Mr. Pruitt	12,000	-
	$109,590	$7,300

Due from related parties

The Company has earned income from and made advances to related parties.  The amounts owed to the Company at December 31, 2009 and 2008 is as follows:

	2009	2008

Green St. Energy, Inc.	$24,907	$-
Chanticleer Investors, LLC	7,149	5,150
Other	750	-
	$32,806	$5,150

Management income from affiliates

The Company had management income from its affiliates in 2009 and 2008, as follows:

	2009	2008

Green St. Energy, Inc.	$24,000	$-
Chanticleer Investors, LLC	63,250	100,000
Syzygy Entertainment, Ltd.	11,000	134,055
	$98,250	$234,055

Syzygy Entertainment, Ltd. ("Syzygy")

Mr. Pruitt was a director of Syzygy until his resignation on June 1, 2009.

Revenue in 2009 included $11,000 in cash management fees and revenue in 2008 included cash management fees of $5,500 and the amortization of deferred revenue in the amount of $128,555 for the balance of the Company's management contract with Syzygy.

During 2007, Mr. Pruitt contributed 300,000 shares of Syzygy Entertainment, Ltd. to the Company, which was valued by the investment committee at $600,000 on the dates contributed.  Mr. Pruitt did not receive additional compensation as a result of the transfers.

The Company owns 642,814 shares of Syzygy with a cost of $1,114,221 and a fair value as of December 31, 2009 of $1,286.

Green St. Energy, Inc. ("Green St.")

Mr. Pruitt is a director of Green St.  During 2009, the Company billed Green St. $24,000 for management services and has advanced $907 for Green St. expenses.  At December 31, 2009, Green St. owes the Company $24,907, which is included in due from related parties.

Chanticleer Investors LLC

On April 18, 2006, the Company formed Investors LLC and sold units for $5,000,000.  Investors LLC’s principal asset is a convertible note in the amount of $5,000,000 with Hooters of America, Inc. (“Hooters”), collateralized by and convertible into 2% of Hooters common stock.  The original note included interest at 6% and was due May 24, 2009.  The note was extended until November 24, 2010 and includes an increase in the interest rate to 8%.

The Company owned $1,250,000 (23%) of Investors LLC at December 31, 2008 and until May 29, 2009 when it sold 1/2 of its share for $575,000.  Under the original arrangement, the Company received 2% of the 6% interest as a management fee ($25,000 quarterly) and 4% interest on its investment ($11,500 quarterly).  Under the extended note and revised operating agreement, the Company receives a management fee of $6,625 quarterly and interest income of $11,500 quarterly.

The Company received management income of $63,250 and $100,000 in 2009 and 2008, respectively, for its management services, which is included in management income from affiliates.  The Company recorded earnings from its equity investment of $23,000 and $46,000 in 2009 and 2008, respectively.  After the Company sold 1/2 of its investment in May 2009, the Company's earnings of $23,000 was included in interest income.

Chanticleer Investors II LLC

The Company manages Investors II and received management income of $561 in 2009 and none in 2008.

Other

The Company acquired trading securities from a related party for $31,500 which was sold for $40,197.

Director Independence

We undertook a review of the independence of our directors and, using the definitions and independence standards for directors provided in the rules of The Nasdaq Stock Market, although not required as the standard for the Company as it is traded on the Over-the-Counter Market considered whether any director has a material relationship with us that could interfere with his ability to exercise independent judgment in carrying out his responsibilities.  As a result of this review, we determined that Michael Carroll, Brian Corbman, Paul Moskowitz and Keith Johnson are "independent directors" as defined under the rules of The Nasdaq Stock Market.

PLAN OF DISTRIBUTION

On or about _____, 2011, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to the holders of our common stock on the Record Date.  Subscription rights holders who wish to exercise their subscription rights and purchase our Offered Warrants must complete the subscription rights certificate and return it with payment for the shares to the subscription agent at the following address:

See “The Rights Offering — Methods for Exercising Subscription Rights”. If you have any questions, you should contact _____, our _____, at 704-366-5122 or by e-mail to _____. Other than as described in this prospectus, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our common stock is Routh Stock Transfer, Inc., 6860 North Dallas Parkway, Suite 200, Plano, Texas 75024, phone 972-381-2782.

LEGAL MATTERS

The validity of the common stock has been passed upon for us by Roetzel & Andress, 350 East Las Olas Blvd., Ste. 1150, Fort Lauderdale, Florida 33301.

EXPERTS

The consolidated financial statements and schedule of Chanticleer Holdings, Inc. at and for each of the years ended December 31, 2009 and December 31, 2008 have been incorporated by reference herein in reliance upon the reports of Creason & Associates, PLLC, 7170 S. Braden Ave., Suite 100, Tulsa, Oklahoma 74136, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Anyone may inspect a copy of the registration statement or any other reports we file, without charge at the public reference facility maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, DC 20549.  Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees.  The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.

You can find additional information concerning us on our website http://www.chanticleerholdings.com.  Information contained on, or linked from, our website is not and should not be considered a part of this prospectus.

$_____
CHANTICLEER HOLDINGS INC.

Warrants to purchase up to 2,541,918 shares of Common Stock
Issuable Upon Exercise of Non-Transferable Rights to Subscribe for such Warrants

PROSPECTUS

_____, 2011

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus or any supplement to this prospectus, including any free writing prospectus that we use in connection with this offering, and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock and warrants.

SEC Registration Fee		$1,845
FINRA filing fee	$
Printing and Mailing Expenses	$
Accounting Fees and Expenses	$
Legal Fees and Expenses	$
Other (including subscription fees)	$
Total	$

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Our officers and directors are indemnified as provided by the Delaware General Corporate Law and our bylaws. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of our company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our bylaws provide that we shall indemnify our directors and officers, our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that we shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

During the three months ended March 31, 2008, the Company sold 285,714 shares of its common stock for $200,000 in cash, pursuant to its Form 1-E offering. All of the shares issued were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

The Company sold 80,032 shares of its common stock for $560,200 in cash, pursuant to its Form 1-E offering during the three months ended June 30, 2008.  All of the shares issued were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

The Company sold 3,500 shares of its common stock for $24,500 in cash, pursuant to its Form 1-E offering during the three months ended September 30, 2008. In August 2008, after the Company ceased being a BDC, the Company issued 1,150 shares for professional services. All of the shares issued were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

During the three months ended September 30, 2009, the Company sold 38,535 shares of its common stock for net proceeds of $76,578 pursuant to a Reg S offering.

During the three months ended December 31, 2009, the Company issued 261,465 shares of its common stock valued at $2.05 per share based on the trading price on the issuance date, October 29, 2009, to DineOut for 4,000,000 shares of DineOut common stock.  DineOut is a wholly owned subsidiary at December 31, 2009 and the value of these shares of $536,003 is included in treasury stock at December 31, 2009 upon consolidation.

During the three months ended June 30, 2010, the Company issued 16,797 shares of its common stock to a related party in exchange for $58,790 in loans previously made to the Company.  The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

During the three months ended September 30, 2010, the Company issued 3,500 shares of its common stock to a consultant in exchange for a one year consulting agreement valued at $10,000.  The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

In December 2010, the Company issued 4,286 shares of its common stock to a consultant in exchange for a six-month consulting agreement valued at $15,000.   The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
3.1	Articles of Incorporation (3)
3.2	Bylaws (3)
4.1	Form of Warrant underlying the Rights (2)
4.2	Form of Subscription Rights Certificate (2)
4.3	Form of Preliminary Subscription Agreement (2)
4.4	Form of Acknowledgment of Subscription (2)
5.1	Legal opinion of Roetzel & Andress (2)
21	List of significant subsidiaries of the Company (1)
23.1	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm (1)
99.1	Form of Instructions as to Use of Subscription Rights Certificates (2)
99.2	Form of Letter to Shareholders Who Are Record Holders (2)
99.3	Form of Letter to Shareholders Who Are Nominees (2)
99.4	Form of Letter to Clients (2)
99.5	Form of Beneficial Owner Election Form (2)

99.6	Form of Nominee Holder Certification (2)

(1)	Filed herewith.
(2)	To be filed by amendment.
(3)	Incorporated by reference to Registration on Form 10-SB filed on February 15, 2000.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.            That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

3.            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

4.            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

5.            That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

6.            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)              any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

ii)             any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

iii)            the portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv)            any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

7.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8.            To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on January 6, 2010.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chairman & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Michael D. Pruitt	Chairman of the Board of Directors, CEO, and CFO	January 6, 2010
Michael D. Pruitt	(Principal Executive Officer & Principal Financial Officer)

/s/ Michael Carroll	Director	January 6, 2010
Michael Carroll

/s/ Brian Corbman	Director	January 6, 2010
Brian Corbman

/s/ Paul I. Moskowitz	Director	January 6, 2010
Paul I. Moskowitz

/s/ Keith Johnson	Director	January 6, 2010
Keith Johnson

EXHIBIT INDEX

Exhibit	Description of Exhibit

23.1	Consent of Creason & Associates, P.L.L.C., Independent Registered Public Accounting Firm.